UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2013

NCR CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 8.01.	Other Events.

Yesterday, the United States District Court for the Western District of Michigan issued its post-trial decision in Phase I of the litigation in Georgia-Pacific Consumer Products LP, et al. v. NCR Corporation, et al., No. 1:11-CV-483 (W.D. Mich.), relating to CERCLA liability at the Kalamazoo River Site (the “Site”). The Court found that NCR is liable as an arranger under Section 107(a)(3) of CERCLA for sales of PCB-containing carbonless copy paper (“CCP”) broke, at least as of March 1969. PCB-containing CCP was produced from approximately 1954 to April 1971. NCR is one of a number of Potentially Responsible Parties at the Site. The Court did not determine NCR’s share of the overall liability or how NCR’s liability relates to the liability of other liable or potentially liable parties at the Site. If NCR were to be found liable for any costs with respect to the Kalamazoo River, it would have claims against Appleton Papers Inc. (now known as Appvion, Inc.) and B.A.T Industries p.l.c. under a 1998 cost sharing agreement and associated arbitration award and judgment.

NCR respectfully disagrees with the Court’s conclusion. NCR believes that the decision of the United States District Court for the Eastern District of Wisconsin, in Appleton Papers Inc. v. George A. Whiting Paper Co., No. 08-C-16 (E.D. Wis.), properly concluded that sales of CCP broke were sales of a useful product and not an arrangement to dispose of a hazardous material under CERCLA.

NCR is evaluating the opinion and is considering its legal options.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is attached with this current report on Form 8-K.

Exhibit No.	Description

99.1	Press Release issued by the Company, dated September 27, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: September 27, 2013	By: /s/ Jennifer M. Daniels
Jennifer M. Daniels
Senior Vice President, General Counsel and Secretary